UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2018

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadows Way, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 26, 2018, ParkerVision, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) whereby the Company agreed to sell to Aspire Capital up to $2.0 million of shares of the Company’s common stock (or pre-funded warrants in lieu thereof) and warrants, in two tranches.

On July 26, 2018, the Company sold to Aspire Capital (i) a pre-funded warrant to purchase up to 2,500,000 shares of the Company’s common stock with an exercise price of $.01 per share (“Pre-Funded Warrant”) and (ii) a warrant to purchase up to 2,500,000 shares of the Company’s common stock with an exercise price of $.74 per share (a “Warrant”), for a purchase price of $975,000. In addition, the Agreement provides that on the day following the effectiveness of the registration statement described below, provided that the closing price of the Company’s common stock on such date is equal to or greater than $.50 per share, a second purchase shall occur whereby the Company will sell to Aspire Capital (i) an additional 2,500,000 shares of common stock (or a Pre-Funded Warrant in lieu thereof to the extent Aspire Capital elects or to the extent such purchase would result in Aspire Capital owning over 14.99% of the Company’s then outstanding common stock) and (ii) a Warrant to purchase an additional 2,500,000 shares of common stock, for a purchase price of $1.0 million (or at least $975,000 if Aspire Capital purchases a Pre-Funded Warrant in lieu of common stock). The Company intends to use the proceeds from the sales for general corporate purposes.

The Warrants and Pre-Funded Warrants expire five years after their issuance and have substantially similar other terms, except (i) for exercise price and (ii) that the Warrants are exercisable on the date that is six months after issuance and the Pre-Funded Warrants are immediately exercisable after issuance. The Warrants and Pre-Funded Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Company’s common stock and also upon any distributions of assets to the Company’s stockholders. The Warrants and Pre-Funded Warrants contain provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such exercise. The holder of the Warrants and Pre-Funded Warrants may increase (up to 14.99%) or decrease this percentage by providing at least 61 days’ prior notice to the Company. In the event of certain corporate transactions, the holder of the Warrants and Pre-Funded Warrants will be entitled to receive, upon exercise of such Warrants and Pre-Funded Warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants and Pre-Funded Warrants immediately prior to such transaction. The Warrants and Pre-Funded warrants do not contain voting rights or any of the other rights or privileges as a holder of the Company’s common stock.  Upon the holder’s notice of exercise of the Warrant or Pre-Funded Warrant, the Company has the option, but not the obligation, to deliver to the holder in lieu of shares of common stock to which holder is entitled, a cash payment equal to the market value of the shares of common stock based on the preceding trading day’s closing sales price.

The Company has agreed to file a registration statement as permissible and necessary to register under the Securities Act of 1933, as amended, the resale by Aspire Capital of the shares of the Company’s common stock and the shares of the Company’s common stock underlying the Warrants and Pre-Funded Warrants which have been or which may be issued under the Agreement.

The Agreement contains customary representations and warranties, covenants, conditions to closing and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of such agreement and in the context of the specific relationship between the parties. The provisions of the Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement or parties expressly permitted to rely on such provisions and are not intended for investors and the public to obtain factual information about the current state of affairs of the parties thereto. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission (“SEC”).

The offer and sale of common stock, Warrants and Pre-Funded Warrants are made to an accredited investor on a private placement basis under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

The foregoing description of the terms and conditions of the Agreement, the Warrants and the Pre-Funded Warrants are not complete and are qualified in their entirety by the full text of the Agreement and form of warrant, which are filed herewith as Exhibits 10.1 and 4.1, respectively, and incorporated into this Item 1.01 by reference.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure under Item 1.01 is incorporated herein by reference to the extent required.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
4.1	Form of Warrant
10.1	Securities Purchase Agreement, dated July 26, 2018, between the Company and Aspire Capital Fund, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2018
PARKERVISION, INC.

By /s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer